Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 29, 2020

CenterPoint Energy, Inc. 1111 Louisiana Houston, Texas 77002	TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by CenterPoint Energy, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale from time to time by certain of the Company’s shareholders identified therein (the “Selling Shareholders”) of up to 58,051,121 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable upon the conversion of 725,000 shares of the Company’s Series C Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), which Shares may be sold by the Selling Shareholders from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s restated articles of incorporation and third amended and restated by-laws, each as amended to date, the Statement of Resolution Establishing Series of Shares designated Series C Mandatory Convertible Preferred Stock of the Company (the “Statement of Resolution”), corporate records of the Company (including minute books of the Company as furnished to us by you), certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed. In giving such opinion, we have relied, to the extent we deem appropriate without independent investigation or verification, upon certificates of officers of the Company, and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinion below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us is accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued by the Company upon conversion of shares of Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock and the Statement of Resolution, will be validly issued, fully paid and non-assessable.

The opinion set forth above in this letter is limited in all respects to matters of the laws of the State of Texas as in effect on the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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